Exhibit 10.18

EXECUTION COPY

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”) is entered into as of March 5, 2007, by and between The Reader’s Digest Association, Inc. (“Company”) and Eric W. Schrier (“Consultant”).

W I T N E S S E T H:

WHEREAS, Consultant has heretofore been employed by the Company as President and Chief Executive Officer of the Company;

WHEREAS, as of the closing date of the Agreement and Plan of Merger, dated as of November 16, 2006, among RDA Holding Co. (“Parent”), Doctor Acquisition Co. and the Company (the “Merger”), Consultant no longer serves as President and Chief Executive Officer of the Company;

WHEREAS, as of the closing date of the Merger, Consultant has provided notice to the board of directors of the Company that he will terminate employment with the Company, effective immediately prior to the Effective Date (as defined below), due to Constructive Termination (as defined in The Reader’s Digest Association, Inc. 2001 Income Continuation Plan for Senior Management);

WHEREAS, the Company will accept Consultant’s termination of employment with the Company, effective immediately prior to the Effective Date, due to Constructive Termination;

WHEREAS, the Company desires to retain Consultant on the Effective Date as a consultant to the Company and to enter into an agreement embodying the terms of such retention;

WHEREAS, Consultant desires to accept such retention and enter into such an agreement;

NOW, THEREFORE, for and in consideration of the mutual promises, covenants, and undertakings contained in this Agreement, and intending to be legally bound, the parties hereto agree as follows:

I.                                         Term.  Subject to the provisions of Section VI of this Agreement, Consultant shall be retained as a consultant by the Company for a period commencing on March 19, 2007 (the “Effective Date”) and ending on March 18, 2008 (the “Term”).

II.                                     Consulting Services.  The Company hereby retains the Consultant, and the Consultant hereby agrees to serve as a consultant to the Company, on the terms and conditions set forth in this Agreement. During the Term, Consultant will, at the direction of the Chief Executive Officer of the Company and on a non-exclusive basis, provide his expertise, advice and assistance with special projects for the Company (the “Consulting Services”). It is understood that the Consulting Services shall be incidental to, and shall not interfere with, the other business activities and commitments of the Consultant (in particular, the Consultant’s services and activities as an “industrial partner” of Ripplewood Holdings L.L.C.), and that the other business activities and commitments of the Consultant shall not interfere with the Consulting Services.

III.                                 Annual Retainer.  The Company shall pay to Consultant an annual retainer of $840,000.00 (the “Annual Retainer”), which shall be paid, in advance, in monthly installments.

IV.                                 Assistant.  In order to facilitate Consultant’s provision of the Consulting Services, the Company shall make available to Consultant the following:

A.                                   An office in Westchester County, NY, which shall be to the reasonable satisfaction of Consultant, and an office in New York, NY, located in the Parent’s headquarters.

B.                                     Secretarial support consistent with the secretarial support provided to Consultant during the period of Consultant’s employment with the Company or any of its affiliates prior to the Effective Date; provided that Consultant may decide the location at which and hours during which such secretarial support is to be provided.

V.                                     Business Expenses.  Consultant shall be entitled to receive prompt reimbursement for all expenses incurred by Consultant in the performance of his Consulting Services hereunder, subject to the Company’s expense reimbursement policy and such written documentation as the Company may reasonably require.

VI.                                 Termination.  Upon termination of this Agreement by the Company without Cause, the Company shall pay Consultant (or his beneficiaries, as applicable), within ten (10) days of such termination, the balance of the Annual Retainer for the Term in which such termination occurs. For any other termination of this Agreement, Consultant shall return to the Company, on a pro rata basis, any unearned Annual Retainer for the month in which such termination occurs and shall not be entitled to recover the remaining installments of the Annual Retainer for the Term.

A.                                   For purposes of this Agreement, “Cause” shall mean (A) conviction of, or a plea of nolo contendere to, (x) a felony (other than traffic-related) under the laws of the United States or any state thereof or any similar criminal act in a jurisdiction outside the United States or (y) a crime involving moral turpitude that could be injurious to the Company or its reputation, (B) Consultant’s willful malfeasance or willful misconduct which is materially and demonstrably injurious to the Company, (C) any act of fraud by Consultant in the performance of Consultant’s duties hereunder or (D) Consultant’s continued failure to perform the Consulting Services reasonably required of him hereunder after written notice of such failure is given to Consultant.

VII.                             Status as a Consultant.  Consultant shall perform the Consulting Services as an independent contractor of the Company. Consultant shall not be an employee of the Company and neither Consultant nor the Company shall engage in any actions that would cause Consultant to be considered an employee of the Company. Consultant shall not be entitled to participate in any employee benefit plans or other benefits or conditions of employment available to active employees of the Company. Consultant shall have no authority to act as an agent of the Company, except on authority specifically so delegated, and he shall not represent to the contrary to any person. Consultant shall only consult, render advice and perform such tasks as Consultant determines are necessary to achieve the results specified by the Company. Consultant shall not direct the work of any employee of the Company without the consent of the Chief Executive Officer of the Company or make any management decisions, or undertake to commit the Company to any course of action in relation to third persons. This Agreement shall not be construed, in any way, as a contract of employment with the Company.

VIII.                         Taxes.  It is intended that the Annual Retainer paid hereunder shall constitute revenues to Consultant. To the extent consistent with applicable law, the Company will not withhold any amounts therefrom as federal income tax withholding from wages or as employee contributions under the Federal Insurance Contributions Act or any other state or federal laws. Consultant shall be solely responsible for the withholding and/or payment of any federal, state or local income or payroll taxes and shall hold the Company, its officers, directors and employees harmless from any liabilities arising from the failure to withhold such amounts.

IX.                                Indemnification.  Company and its successors and/or assigns will indemnify, hold harmless, and defend Consultant to the fullest extent permitted by applicable law and the by-laws and certificate of incorporation of the Company with respect to any claims that may be brought against Consultant that arise out of relate to any action taken or not taken (i) while Consultant was an employee of the Company or any of its affiliates prior to the Effective Date and (ii) in Consultant’s capacity as a consultant to the Company or any of its affiliates after the Effective Date, including, without limitation, the advancement of legal fees and expenses, as such fees and expenses are incurred by Consultant, in each case if Consultant acted in good faith and in a manner reasonably believed to be in the best interests of the Company, and, with respect to any criminal action or proceeding, if Consultant’s actions were not unlawful. In addition, Company acknowledges that Consultant shall be covered, in respect of Consultant’s activities as an officer of the Company or any of its affiliates prior to the Effective Date, by the Company’s (or any of its affiliates’) Directors and Officers liability policy or other comparable policies, if any, obtained by the Company’s (or any of its affiliates’) successors, to the fullest extent permitted by such policies.

X.                                    Notices.  For purposes of this Agreement, notices, demands, and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when (a) delivered by hand; (b) sent by prepaid first class mail (airmail if to an address outside the country of posting); or (c) sent by facsimile transmission with confirmation of transmission, as follows:

If to Consultant, addressed to:

Eric W. Schrier

P.O. Box 283

Waccabuc, New York 10597

with a copy to:

Weil Gotshal & Manges, LLP

767 Fifth Avenue

New York, NY  10153

Attn:  Michael Nissan, Esq.

If to the Company, addressed to:

Reader’s Digest Association, Inc.

Roaring Brook Road

Pleasantville, New York 10570

Attn:  General Counsel

with a copy to:

Ripplewood Holdings L.L.C.

One Rockefeller Plaza, 32nd Floor

New York, NY  10020

Attention: Christopher Minnetian

Fax:  212-218-2769

XI.                                Assignment/Successor Obligations.  The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) of the Company. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor thereto. This Agreement shall not be assignable by the Company without the prior written consent of

Consultant (which shall not be unreasonably withheld). Company shall be jointly and severally liable for all obligations and liabilities set forth in this Agreement.

XII.                            Amendment.  This Agreement may not be amended or modified except by an instrument in writing executed by the parties hereto.

XIII.                        Entire Agreement.   This Agreement constitutes the entire agreement and understanding between the Company and Consultant with respect to the subject matter hereof and supersedes all prior agreements and understandings (whether written or oral), between Consultant and the Company, relating to such subject matter; provided that Consultant shall continue to be bound by the Non Solicitation Agreement (the form of which is Exhibit A to the Reader’s Digest Association, Inc. 2001 Income Continuation Plan for Senior Management), between Consultant and the Company, in accordance with the terms thereof. None of the parties shall be liable or bound to any other party in any manner by any representations and warranties or covenants relating to such subject matter except as specifically set forth herein

XIV.                        Dispute Resolution.  Any dispute or controversy arising under or in connection with this Agreement shall be subject to the exclusive jurisdiction of the federal or state courts of Westchester County in New York State. Each party shall pay its own fees and expenses of counsel and other experts retained in connection with such dispute or controversy, on a current basis as they may be incurred, provided that the Company shall reimburse the Consultant for any amounts so paid if at least one material matter in dispute or controversy is decided in favor of Consultant.

XV.                            Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to any choice of law or conflicts of law doctrines (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

XVI.                        Validity.  The provisions of this Agreement shall be deemed to be severable, and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of any other provision. The parties hereto agree that a court of competent jurisdiction making a determination of the invalidity or unenforceability of any term or provision of this Agreement shall have the power to reduce the scope, duration or area of any such term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision in this Agreement with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. The breach by the Company of any obligation or duty to Consultant shall entitle Consultant to his appropriate remedy at law but shall not, of itself, relieve Consultant of any other obligation set forth in this Agreement.

XVII.                    Legal Fees.  The Company shall reimburse Consultant’s reasonable documented legal fees in connection with the negotiation of this Agreement, to be paid within ten (10) business date after the receipt of invoice.

XVIII.                Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be considered an original for all purposes, and all of which taken together shall constitute a single instrument and any such counterpart may be delivered by facsimile, which shall be considered an original for all purposes.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

READER’S DIGEST ASSOCIATION, INC.

By:	/s/ Mary G. Berner
Name: Mary G. Berner
Title: Chief Executive Officer

CONSULTANT

/s/ Eric W. Schrier
ERIC W. SCHRIER